EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Perficient, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-130624, 333-157799, 333-160465, 333-183422, and 333-198589) on Form S-8 of Perficient, Inc. and subsidiaries (the Company) of our report dated February 28, 2017, with respect to the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of the Company.

Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states the Company acquired substantially all of the assets of Bluetube, LLC (Bluetube) in October 2016, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, Bluetube’s internal control over financial reporting representing 2% and less than 1% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Bluetube.

 /s/ KPMG LLP
St. Louis, Missouri
February 28, 2017